JOSHUA TREE CONSTRUCTION, INC.

                      A Nevada Corporation

                          Exhibit 3 (c)

                Amended Articles of Incorporation

      CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

     I, David Rooker, President I, Amy Rooker, Secretary of
Joshua Tree Finishers, Inc. certify that:

1.   They are the duly elected President and Secretary of Joshua
Tree Finishers, Inc. Charter No. C18150-99, a Nevada Corporation.

2. The original Articles were filled in the Office of the Secretary of State on July 23, 1999.

3.   As of the date of this certificate, there were two million
(2,000,000) shares of Common Stock issued and outstanding.

4. That on July 21, 2000, a written consent of the shareholders of Joshua Tree Finishers, Inc. who hold two million (2,000,000) shares was executed approved the following amendments to the Articles of Incorporation:

     Article 1 is amended to read as follows:

     First:

The name of the company shall be Joshua Tree Construction, Inc.

DATED:    July 21, 2000




                /s/                   /s/
               David                  Amy Rooker
               Rooker                 Secretary
               President


               This instrument was
               acknowledged before
               me on this ____ day
               of July, 2000, by
               David Rooker and Amy Rooker



/s/    Bradford Barker
       (Notary Public Signature)